Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 6, 2015 (except for note U and the effects thereof, which is as of November 9, 2015) with respect to the consolidated financial statements of Duluth Holdings Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Chicago, Illinois

November 9, 2015